UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 13, 2009

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 13, 2009, The Interpublic Group of Companies, Inc. (“IPG”) entered into Amendment No. 1 (the “Amendment”) to the 3-Year Credit Agreement dated as of July 18, 2008 (the “Credit Agreement”) among IPG, Citibank, N.A. as administrative agent, and the banks, financial institutions and other institutional lenders parties thereto as lenders. A copy of the Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated into this report by reference to this exhibit. The summary below is qualified in its entirety by reference to the full terms of the Amendment.

The Amendment is intended to preserve the Company’s ability to use the Credit Agreement in the event of any bankruptcy or related event with respect to General Motors Corporation (“GM”) or any of its affiliates. It modifies the definition of EBITDA under the Credit Agreement in order to exclude from the determination of consolidated EBITDA for all purposes under the Credit Agreement (including certain financial and other covenants) any effects on IPG's consolidated EBITDA arising from any bankruptcy or other adverse event with respect to GM and/or any of its affiliates, provided that the new exclusion effected by the amendment is limited to an aggregate of $150,000,000 of cash charges and an aggregate amount of $100,000,000 of non-cash charges.

The Company has entered into the Amendment solely as a matter of sound financial management. While the Company maintains commited credit facilities to increase its financial flexibility, it has not drawn on any of its corporate credit facilities since 2003, although it uses them to obtain letters of credit to support commitments on behalf of certain clients. The Company has no nonpublic information concerning any GM-related bankruptcy proceeding or related event and continues to operate to the full extent of its business relationship with GM.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1: Amendment No. 1 to the 3-Year Credit Agreement, dated as of May 13, 2009 (filed pursuant to Item 10.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: May 18, 2009	By:	/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to the 3-Year Credit Agreement, dated as of May 13, 2009

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